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                                                                Exhibit 8.1

                               [FORM OF OPINION]



                             ________________, 1996


ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia  31768

Southland Bancorporation
3299 Ross Clark Circle, N.W.
Dothan, Alabama   36302

     Re:  Federal Income Tax Consequences of  Proposed Merger
          of Southland Bancorporation with and into ABC Bancorp
          -----------------------------------------------------

Gentlemen:

     We have acted as counsel for ABC Bancorp ("ABC") in connection with the proposed merger (the "Merger") of Southland Bancorporation ("Southland") with and into ABC, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 18, 1995, by and between ABC and Southland. In our capacity as counsel for ABC and as provided in the Merger Agreement, we have been requested to render our opinion regarding certain of the federal income tax consequences of the Merger.

     We understand that this opinion will be filed as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") that will be filed by ABC with the Securities and Exchange Commission relating to the securities that will be issued by ABC pursuant to the Merger Agreement and that this opinion will be referred to in the Proxy Statement/Prospectus that will be a part of the Registration Statement. We hereby consent to such use of and reference to this opinion.

     All terms used herein without definition shall have the respective meanings specified in the Merger Agreement and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended.

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering this opinion, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Registration Statement. In the course of such examination, we have assumed, with your consent, that all documents submitted to us as
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ABC Bancorp
Southland Bancorporation
__________________, 1996
Page 2
__________________________


photocopies faithfully reproduce the originals thereof, that all such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultations with various representatives of ABC and Southland. In addition, we have obtained written certificates from the managements of ABC and Southland to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. Such certificates are attached as Exhibits to this opinion. With your consent, we have assumed that the representations made in such certificates are true on the date hereof and will be true at the Effective Time.

                                    OPINION
                                    -------

     Based upon the foregoing, it is our opinion that:

     (1)  The Merger will constitute a "reorganization" within the meaning of
Section 368(a)(1)(A), and ABC and Southland will each be "a party to a reorganization" within the meaning of Section 368(b).

     (2) No gain or loss will be recognized by ABC or Southland as a result of the Merger.

     (3) A Southland shareholder will not recognize income or gain (whether ordinary or capital in nature) on his or her exchange of Southland Common Stock in the Merger in excess of the amount of cash, if any, received by him or her in the Merger.

     (4) The tax basis of any ABC Common Stock received by a Southland shareholder in the Merger will be the same as the tax basis of his or her ABC Common Stock exchanged in the Merger, decreased by the total amount of any cash received and increased by the total amount of any income or gain (whether ordinary or capital in nature) recognized in the Merger.

     (5) A Southland shareholder's holding period of any ABC Common Stock received by him or her in the Merger will include the holding period of his or her Southland Common Stock surrendered in the Merger, provided that he or she held the Southland Common Stock as a capital asset at the Effective Time.
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ABC Bancorp
Southland Bancorporation
__________________, 1996
Page 3
_____________________________


     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, such opinion is based solely on the documents that we have examined, the additional information that we have obtained and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically addressed herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

                              Very truly yours,



                              ROGERS & HARDIN